                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)
                                ----------------

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
           PURSUANT TO 13d-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2 )*

                                 OccuLogix, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   67461T107
                                 (CUSIP Number)

                                   December 31, 2006
             (Date of event which requires filing of this statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)

CUSIP No. 67461T107

     (1)   NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO.
           OF ABOVE PERSONS (ENTITIES ONLY)
                                       Drawbridge Global Macro Fund LP
- ------------------------------------------------------------------------
     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [X]
                                                               (b)  [ ]
- ------------------------------------------------------------------------
     (3)   SEC USE ONLY
- ------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
- ------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                                                  0
SHARES         _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                  0
OWNED BY       _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                  0
REPORTING      _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                  0
- ------------------------------------------------------------------------

     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                                                  0
- ------------------------------------------------------------------------
    (10)   CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES**                       [ ]
- ------------------------------------------------------------------------
    (11)   PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                                                  %
- ------------------------------------------------------------------------
    (12)   TYPE OF REPORTING PERSON
                                                  PN
- ------------------------------------------------------------------------

CUSIP No. 67461T107

     (1)   NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSONS (ENTITIES ONLY)
                                          Drawbridge Global Macro GP LLC
- ------------------------------------------------------------------------

     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [X]
                                                               (b)  [ ]
- ------------------------------------------------------------------------
     (3)   SEC USE ONLY

- ------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
- ------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                                                  0
SHARES         _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                  0
OWNED BY       _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                  0
REPORTING      _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                  0
- ------------------------------------------------------------------------

     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                                                  0
- ------------------------------------------------------------------------
    (10)   CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES**                       [ ]
- ------------------------------------------------------------------------
    (11)   PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                                                  %
- ------------------------------------------------------------------------
    (12)   TYPE OF REPORTING PERSON
                                                  OO
- ------------------------------------------------------------------------

CUSIP No. 67461T107

     (1)   NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSONS (ENTITIES ONLY)
                                    Drawbridge Global Macro Advisors LLC
- ------------------------------------------------------------------------

     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [X]
                                                               (b)  [ ]
- ------------------------------------------------------------------------
     (3)   SEC USE ONLY
- ------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
- ------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                                                  0
SHARES         _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                  0
OWNED BY       _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                  0
REPORTING      _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                  0
- ------------------------------------------------------------------------

     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                                                  0
- ------------------------------------------------------------------------
    (10)   CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES**                       [ ]
- ------------------------------------------------------------------------
    (11)   PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                                                  %
- ------------------------------------------------------------------------
    (12)   TYPE OF REPORTING PERSON
                                                  OO
- ------------------------------------------------------------------------

CUSIP No. 67461T107

     (1)   NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSONS (ENTITIES ONLY)
                                        Drawbridge Global Macro Fund Ltd
- ------------------------------------------------------------------------

     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [X]
                                                               (b)  [ ]
- ------------------------------------------------------------------------
     (3)   SEC USE ONLY
- ------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                            Cayman Islands
- ------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                                                  0
SHARES         _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                  0
OWNED BY       _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                  0
REPORTING      _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                  0
- ------------------------------------------------------------------------

     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                                                  0
- ------------------------------------------------------------------------
    (10)   CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES**                       [ ]
- ------------------------------------------------------------------------
    (11)   PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                                                  %
- ------------------------------------------------------------------------
    (12)   TYPE OF REPORTING PERSON
                                                  OO
- ------------------------------------------------------------------------

CUSIP No. 67461T107

     (1)   NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSONS (ENTITIES ONLY)
                                 Drawbridge Global Macro Master Fund Ltd
- ------------------------------------------------------------------------

     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [X]
                                                               (b)  [ ]
- ------------------------------------------------------------------------
     (3)   SEC USE ONLY
- ------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                            Cayman Islands
- ------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                                                  0
SHARES         _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                  0
OWNED BY       _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                  0
REPORTING      _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                  0
- ------------------------------------------------------------------------

     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                                                  0
- ------------------------------------------------------------------------
    (10)   CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES**                       [ ]
- ------------------------------------------------------------------------
    (11)   PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                                                  %
- ------------------------------------------------------------------------
    (12)   TYPE OF REPORTING PERSON
                                                  OO
- ------------------------------------------------------------------------

CUSIP No. 67461T107

     (1)   NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSONS (ENTITIES ONLY)
                                Drawbridge Special Opportunities Fund LP
- ------------------------------------------------------------------------
     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [X]
                                                               (b)  [ ]
- ------------------------------------------------------------------------
     (3)   SEC USE ONLY
- ------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
- ------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                                                  0
SHARES         _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                  0
OWNED BY       _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                  0
REPORTING      _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                  0
- ------------------------------------------------------------------------

     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                                                  0
- ------------------------------------------------------------------------
    (10)   CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES**                       [ ]
- ------------------------------------------------------------------------
    (11)   PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                                                  %
- ------------------------------------------------------------------------
    (12)   TYPE OF REPORTING PERSON
                                                  PN
- ------------------------------------------------------------------------

CUSIP No. 67461T107

     (1)   NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF
           ABOVE PERSONS (ENTITIES ONLY)
                                      Drawbridge Investment Partners LLC
- ------------------------------------------------------------------------
     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [X]
                                                               (b)  [ ]
- ------------------------------------------------------------------------
     (3)   SEC USE ONLY
- ------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
- ------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                                                  0
SHARES         _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                  0
OWNED BY       _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                  0
REPORTING      _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                  0
- ------------------------------------------------------------------------

     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                                                  0
- ------------------------------------------------------------------------
    (10)   CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES**                       [ ]
- ------------------------------------------------------------------------
    (11)   PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                                                  %
- ------------------------------------------------------------------------
    (12)   TYPE OF REPORTING PERSON
                                                  OO
- ------------------------------------------------------------------------

 CUSIP No. 67461T107

     (1)   NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSONS (ENTITIES ONLY)
                               Drawbridge Special Opportunities Fund Ltd
- ------------------------------------------------------------------------
     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [X]
                                                               (b)  [ ]
- ------------------------------------------------------------------------
     (3)   SEC USE ONLY
- ------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                            Cayman Islands
- ------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                  0
SHARES         _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                  0
OWNED BY       _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                  0
REPORTING      _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                  0
- ------------------------------------------------------------------------

     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                                                  0
- ------------------------------------------------------------------------
    (10)   CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES**                       [ ]
- ------------------------------------------------------------------------
    (11)   PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                                                  %
- ------------------------------------------------------------------------
    (12)   TYPE OF REPORTING PERSON
                                                  OO
- ------------------------------------------------------------------------

CUSIP No. 67461T107

     (1)   NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSONS (ENTITIES ONLY)
                                 Drawbridge Special Opportunities GP LLC
- ------------------------------------------------------------------------

     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [X]
                                                               (b)  [ ]
- ------------------------------------------------------------------------
     (3)   SEC USE ONLY
- ------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
- ------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                                                  0
SHARES         _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                  0
OWNED BY       _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                  0
REPORTING      _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                  0
- ------------------------------------------------------------------------

     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                                                  0
- ------------------------------------------------------------------------
    (10)   CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES**                       [ ]
- ------------------------------------------------------------------------
    (11)   PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                                                  %
- ------------------------------------------------------------------------
    (12)   TYPE OF REPORTING PERSON
                                                  OO
- ------------------------------------------------------------------------

CUSIP No. 67461T107

     (1)   NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSONS (ENTITIES ONLY)
                           Drawbridge Special Opportunities Advisors LLC
- ------------------------------------------------------------------------

     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [X]
                                                               (b)  [ ]
- ------------------------------------------------------------------------
     (3)   SEC USE ONLY
- ------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
- ------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                                                  0
SHARES         _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                  0
OWNED BY       _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                  0
REPORTING      _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                  0
- ------------------------------------------------------------------------

     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                                                  0
- ------------------------------------------------------------------------
    (10)   CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES**                       [ ]
- ------------------------------------------------------------------------
    (11)   PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                                                  %
- ------------------------------------------------------------------------
    (12)   TYPE OF REPORTING PERSON
                                                  OO
- ------------------------------------------------------------------------

CUSIP No. 67461T107

     (1)   NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSONS (ENTITIES ONLY)
                                         Fortress Investment Group LLC
- ------------------------------------------------------------------------
     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [X]
                                                               (b)  [ ]
- ------------------------------------------------------------------------
     (3)   SEC USE ONLY
- ------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
- ------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                                                  0
SHARES         _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                  0
OWNED BY       _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                  0
REPORTING      _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                  0
- ------------------------------------------------------------------------

     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                                                  0
- ------------------------------------------------------------------------
    (10)   CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES**                       [ ]
- ------------------------------------------------------------------------
    (11)   PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                                                  %
- ------------------------------------------------------------------------
    (12)   TYPE OF REPORTING PERSON
                                                  IA
- ------------------------------------------------------------------------

CUSIP No. 67461T107

     (1)   NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSONS (ENTITIES ONLY)
                                        Fortress Investment Holdings LLC
- ------------------------------------------------------------------------
     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**
                                                               (a)  [X]
                                                               (b)  [ ]
- ------------------------------------------------------------------------
     (3)   SEC USE ONLY
- ------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
- ------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                                                  0
SHARES         _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                  0
OWNED BY       _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                  0
REPORTING      _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                  0
- ------------------------------------------------------------------------

     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                                                  0
- ------------------------------------------------------------------------
    (10)   CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES**                       [ ]
- ------------------------------------------------------------------------
    (11)   PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                                                  %
- ------------------------------------------------------------------------
    (12)   TYPE OF REPORTING PERSON
                                                  OO
- ------------------------------------------------------------------------

CUSIP No. 67461T107

     (1)   NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSONS (ENTITIES ONLY)
                           Fortress Principal Investment Holdings II LLC
- ------------------------------------------------------------------------

     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**
                                                               (a)  [X]
                                                               (b)  [ ]
- ------------------------------------------------------------------------
     (3)   SEC USE ONLY
- ------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
- ------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                                                  0
SHARES         _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                  0
OWNED BY       _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                  0
REPORTING      _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                  0
- ------------------------------------------------------------------------

     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                                                  0
- ------------------------------------------------------------------------
    (10)   CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES**                       [ ]
- ------------------------------------------------------------------------
    (11)   PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                                                  %
- ------------------------------------------------------------------------
    (12)   TYPE OF REPORTING PERSON
                                                  OO
- ------------------------------------------------------------------------

CUSIP No. 67461T107

Item 1(a).     Name of Issuer:

     The name of the issuer is OccuLogix, Inc. (the "Issuer").

Item 1(b).     Address of Issuer's Principal Executive Offices:

     The Issuer's principal executive offices are located at:

2600 Skymark Drive, Unit 9, Suite 201, Mississauga, Ontario L4W 5B2

Item 2(a)     Name of Person Filing.

     This statement is filed by:

          (i) Drawbridge Global Macro Fund LP, a Delaware limited partnership
              ("Drawbridge Global Macro LP"), is one of two shareholders of
              Drawbridge Global Macro Master Fund Ltd, a company organized under the laws of the Cayman Islands ("Drawbridge Global Macro Master");

         (ii) Drawbridge Global Macro GP LLC, a Delaware limited liability company ("Drawbridge Global Macro GP"), is the general partner of
              Drawbridge Global Macro LP;

        (iii) Drawbridge Global Macro Fund Ltd, a company organized under the laws of the Cayman Islands ("Drawbridge Global Macro Ltd"), is one
              of two shareholders of Drawbridge Global Macro Master;

        (iv)  Drawbridge Global Macro Master is wholly owned by Drawbridge
              Global Macro LP and Drawbridge Global Macro Ltd and directly owns a portion of the shares described herein;

         (v)  Drawbridge Global Macro Advisors LLC, a Delaware limited liability company ("Drawbridge Global Macro Advisors"), acts as investment advisor to Drawbridge Global Macro LP and Drawbridge Global Macro
              Ltd;

         (vi) Drawbridge Special Opportunities Fund LP, a Delaware limited partnership ("Drawbridge Special Opportunities LP"), is one of two
              members of Drawbridge Investment Partners LLC, a Delaware limited liability company ("Drawbridge Investment Partners");

        (vii) Drawbridge Special Opportunities GP LLC, a Delaware limited liability company ("Drawbridge Special Opportunities GP"), is the general partner of Drawbridge Special Opportunities LP;

       (viii) Drawbridge Special Opportunities Fund Ltd, a company organized under the laws of the Cayman Islands ("Drawbridge Special
              Opportunities Ltd"), is one of two members of Drawbridge
              Investment Partners;

        (ix)  Drawbridge Investment Partners is wholly owned by Drawbridge
              Special Opportunities LP and Drawbridge Special Opportunities Ltd
              and directly owns a portion of the shares described herein;

        (x)   Drawbridge Special Opportunities Advisors LLC, a Delaware limited liability company ("Drawbridge Special Opportunities Advisors"), acts as advisor to both Drawbridge Special Opportunities LP and
              Drawbridge Special Opportunities Ltd;

       (xi)   Fortress Investment Group LLC, a Delaware limited liability company ("FIG"), is the sole managing member of Drawbridge Global
              Macro Advisors and Drawbridge Special Opportunities Advisors;

       (xii)  Fortress Investment Holdings LLC, a Delaware limited liability company ("Fortress Investment Holdings"), is the sole managing member of FIG; and

       (xiii) Fortress Principal Investment Holdings II LLC, a Delaware limited liability company ("Fortress Principal Investment Holdings"), is the sole managing member of each of Drawbridge Global Macro GP and
              Drawbridge Special Opportunities GP.

     The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b)   Address of Principal Business Office or, if None, Residence:

     The address of the business office of each of the Reporting Persons is 1345
Avenue of the Americas, 46th Floor, New York, New York 10105, Attention: Michael
Cohn.

Item 2(c)   Citizenship

     Each of Drawbridge Global Macro GP, Drawbridge Investment Partners,
Drawbridge Global Macro Advisors, Drawbridge Special Opportunities GP,
Drawbridge Special Opportunities Advisors, Fortress Investment Holdings,
Fortress Principal Investment Holdings, and FIG is a limited liability company organized under the laws of the State of Delaware. Each of Drawbridge Global
Macro LP and Drawbridge Special Opportunities LP is a limited partnership organized under the laws of the State of Delaware. Each of Drawbridge Global
Macro Master, Drawbridge Global Macro Ltd and Drawbridge Special Opportunities
Ltd is a company organized under the laws of the Cayman Islands.

Item 2(d)   Title of Class of Securities:

       Common Stock, referred to herein, in whole or in part, as the "shares."

Item 2(e) CUSIP Number:

          67461T107

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a) [ ] Broker or dealer registered under Section 15 of the Act,

          (b) [ ] Bank as defined in Section 3(a)(6) of the Act,

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

          (d) [ ] Investment Company registered under Section 8 of the
                  Investment Company Act of 1940,

          (e) [ ] Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with
                  13d-1(b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment
                  Company Act of 1940,

          (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

   If this statement is filed pursuant to Rule 13d-1(c), check this box:  [x]

Item 4.     Ownership.

      A.   Drawbridge Global Macro LP
               (a) Amount beneficially owned: 0
               (b) Percent of class: %
               (c) (i) Sole power to vote or direct the vote: 0
                  (ii) Shared power to vote or direct the vote: 0
                 (iii) Sole power to dispose or direct the disposition: 0
                  (iv) Shared power to dispose or direct the disposition: 0

      B.   Drawbridge Global Macro GP
               (a) Amount beneficially owned: 0
               (b) Percent of class: %
               (c) (i) Sole power to vote or direct the vote: 0
                  (ii) Shared power to vote or direct the vote: 0
                 (iii) Sole power to dispose or direct the disposition: 0
                  (iv) Shared power to dispose or direct the disposition: 0

      C.   Drawbridge Global Macro Advisors
               (a) Amount beneficially owned: 0
               (b) Percent of class: %
               (c)(i) Sole power to vote or direct the vote: 0
                 (ii) Shared power to vote or direct the vote: 0
                (iii) Sole power to dispose or direct the disposition: 0
                 (iv) Shared power to dispose or direct the disposition: 0

      D.   Drawbridge Global Macro Ltd
               (a) Amount beneficially owned: 0
               (b) Percent of class: %
               (c)(i) Sole power to vote or direct the vote: 0
                 (ii) Shared power to vote or direct the vote: 0
                (iii) Sole power to dispose or direct the disposition: 0
                 (iv) Shared power to dispose or direct the disposition: 0

      E.   Drawbridge Global Macro Master
               (a) Amount beneficially owned: 0
               (b) Percent of class: %
               (c)(i) Sole power to vote or direct the vote: 0
                 (ii) Shared power to vote or direct the vote: 0
                (iii) Sole power to dispose or direct the disposition: 0
                 (iv) Shared power to dispose or direct the disposition: 0

      F.   Drawbridge Special Opportunities LP
               (a) Amount beneficially owned: 0
               (b) Percent of class: %
               (c)(i) Sole power to vote or direct the vote: 0
                 (ii) Shared power to vote or direct the vote: 0
                (iii) Sole power to dispose or direct the disposition: 0
                 (iv) Shared power to dispose or direct the disposition: 0

      G.   Drawbridge Investment Partners
               (a) Amount beneficially owned: 0
               (b) Percent of class: %
               (c)(i) Sole power to vote or direct the vote: 0
                 (ii) Shared power to vote or direct the vote: 0
                (iii) Sole power to dispose or direct the disposition: 0
                 (iv) Shared power to dispose or direct the disposition: 0

      H.   Drawbridge Special Opportunities Ltd
               (a) Amount beneficially owned: 0
               (b) Percent of class: %
               (c)(i) Sole power to vote or direct the vote: 0
                 (ii) Shared power to vote or direct the vote: 0
                (iii) Sole power to dispose or direct the disposition: 0
                 (iv) Shared power to dispose or direct the disposition: 0

      I.   Drawbridge Special Opportunities GP
               (a) Amount beneficially owned: 0
               (b) Percent of class: %
               (c)(i) Sole power to vote or direct the vote: 0
                 (ii) Shared power to vote or direct the vote: 0
                (iii) Sole power to dispose or direct the disposition: 0
                 (iv) Shared power to dispose or direct the disposition: 0

      J.   Drawbridge Special Opportunities Advisors
               (a) Amount beneficially owned: 0
               (b) Percent of class: %
               (c)(i) Sole power to vote or direct the vote: 0
                 (ii) Shared power to vote or direct the vote: 0
                (iii) Sole power to dispose or direct the disposition: 0
                 (iv) Shared power to dispose or direct the disposition: 0

      K.   FIG
               (a) Amount beneficially owned: 0
               (b) Percent of class: %
               (c)(i) Sole power to vote or direct the vote: 0
                 (ii) Shared power to vote or direct the vote: 0
                (iii) Sole power to dispose or direct the disposition: 0
                 (iv) Shared power to dispose or direct the disposition: 0

      L.   Fortress Investment Holdings
               (a) Amount beneficially owned: 0
               (b) Percent of class: %
               (c)(i) Sole power to vote or direct the vote: 0
                 (ii) Shared power to vote or direct the vote: 0
                (iii) Sole power to dispose or direct the disposition: 0
                 (iv) Shared power to dispose or direct the disposition: 0

      M.   Fortress Principal Investment Holdings
               (a) Amount beneficially owned: 0
               (b) Percent of class: %
               (c)(i) Sole power to vote or direct the vote: 0
                 (ii) Shared power to vote or direct the vote: 0
                (iii) Sole power to dispose or direct the disposition: 0
                 (iv) Shared power to dispose or direct the disposition: 0

Item 5.     Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

     Not applicable.

Item 7.     Identification and Classification of the Subsidiary Which Acquired
the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8.  Identification and Classification of Members of the Group.

     See Item 2.

Item 9.  Notice of Dissolution of Group.

     Not applicable.

Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 14, 2006

                               DRAWBRIDGE GLOBAL MACRO FUND LP

                               By: DRAWBRIDGE GLOBAL MACRO GP LLC
                                    its general partner

                               By:  /s/ Kevin Treacy
                                    ---------------------------------
                                    Name:  Kevin Treacy
                                    Title: Chief Financial Officer

                               DRAWBRIDGE GLOBAL MACRO GP LLC

                               By:  /s/ Kevin Treacy
                                    ---------------------------------
                                    Name:  Kevin Treacy
                                    Title: Chief Financial Officer

                               DRAWBRIDGE GLOBAL MACRO ADVISORS LLC

                               By:  /s/ Kevin Treacy
                                    ---------------------------------
                                    Name:  Kevin Treacy
                                    Title: Chief Financial Officer

                               DRAWBRIDGE GLOBAL MACRO FUND LTD

                               By:  /s/ Kevin Treacy
                                    ---------------------------------
                                    Name:  Kevin Treacy
                                    Title: Chief Financial Officer

                               DRAWBRIDGE SPECIAL OPPORTUNITIES FUND LP

                               By: DRAWBRIDGE SPECIAL OPPORTUNITIES GP LLC
                                    its general partner

                               By:  /s/ Glenn Cummins
                                    ---------------------------------
                                    Name:  Glenn Cummins
                                    Title: Chief Financial Officer

                               DRAWBRIDGE SPECIAL OPPORTUNITIES GP LLC

                               By:  /s/ Glenn Cummins
                                    ---------------------------------
                                    Name:  Glenn Cummins
                                    Title: Chief Financial Officer

                               DRAWBRIDGE SPECIAL OPPORTUNITIES ADVISORS LLC

                               By:  /s/ Glenn Cummins
                                    ---------------------------------
                                    Name:  Glenn Cummins
                                    Title: Chief Financial Officer

                               DRAWBRIDGE GLOBAL MACRO MASTER FUND LTD

                               By:  /s/ Kevin Treacy
                                    ---------------------------------
                                    Name:  Kevin Treacy
                                    Title: Chief Financial Officer

                               DRAWBRIDGE SPECIAL OPPORTUNITIES FUND LTD

                               By:  /s/ Glenn Cummins
                                    ---------------------------------
                                    Name:  Glenn Cummins
                                    Title: Chief Financial Officer

                               DRAWBRIDGE INVESTMENT PARTNERS LLC

                               By:  /s/ Glenn Cummins
                                    ---------------------------------
                                    Name:  Glenn Cummins
                                    Title: Chief Financial Officer

                               FORTRESS INVESTMENT GROUP LLC

                               By:  /s/ Daniel Bass
                                    ---------------------------------
                                    Name:  Daniel Bass
                                    Title: Authorized Person

                               FORTRESS INVESTMENT HOLDINGS LLC

                               By:  /s/ Daniel Bass
                                    ---------------------------------
                                    Name:  Daniel Bass
                                    Title: Authorized Person

                               FORTRESS PRINCIPAL INVESTMENT HOLDINGS II LLC

                               By:  /s/ Daniel Bass
                                    ---------------------------------
                                    Name:  Daniel Bass
                                    Title: Authorized Person

Schedule 13G

CUSIP No. 67461T107

                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT

                            PURSUANT TO RULE 13d-1(k)

     The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED:  February 14, 2006

                               DRAWBRIDGE GLOBAL MACRO FUND LP

                               By: DRAWBRIDGE GLOBAL MACRO GP LLC
                                    its general partner

                                By:  /s/ Kevin Treacy
                                    ---------------------------------
                                    Name:  Kevin Treacy
                                    Title: Chief Financial Officer

                               DRAWBRIDGE GLOBAL MACRO GP LLC

                               By:  /s/ Kevin Treacy
                                    ---------------------------------
                                    Name:  Kevin Treacy
                                    Title: Chief Financial Officer

                               DRAWBRIDGE GLOBAL MACRO ADVISORS LLC

                               By:  /s/ Kevin Treacy
                                    ---------------------------------
                                    Name:  Kevin Treacy
                                    Title: Chief Financial Officer

                               DRAWBRIDGE GLOBAL MACRO FUND LTD

                               By:  /s/ Kevin Treacy
                                    ---------------------------------
                                    Name:  Kevin Treacy
                                    Title: Chief Financial Officer

                               DRAWBRIDGE SPECIAL OPPORTUNITIES FUND LP

                               By: DRAWBRIDGE SPECIAL OPPORTUNITIES GP LLC
                                    its general partner

                                By:  /s/ Glenn Cummins
                                    ---------------------------------
                                    Name:  Glenn Cummins
                                    Title: Chief Financial Officer

                               DRAWBRIDGE SPECIAL OPPORTUNITIES GP LLC

                               By:  /s/ Glenn Cummins
                                    ---------------------------------
                                    Name:  Glenn Cummins
                                    Title: Chief Financial Officer

                               DRAWBRIDGE SPECIAL OPPORTUNITIES ADVISORS LLC

                               By:  /s/ Glenn Cummins
                                    ---------------------------------
                                    Name:  Glenn Cummins
                                    Title: Chief Financial Officer

                               DRAWBRIDGE GLOBAL MACRO MASTER FUND LTD

                               By:  /s/ Kevin Treacy
                                    ---------------------------------
                                    Name:  Kevin Treacy
                                    Title: Chief Financial Officer

                               DRAWBRIDGE SPECIAL OPPORTUNITIES FUND LTD

                               By:  /s/ Glenn Cummins
                                    ---------------------------------
                                    Name:  Glenn Cummins
                                    Title: Chief Financial Officer

                               DRAWBRIDGE INVESTMENT PARTNERS LLC

                               By:  /s/ Glenn Cummins
                                    ---------------------------------
                                    Name:  Glenn Cummins
                                    Title: Chief Financial Officer

                               FORTRESS INVESTMENT GROUP LLC

                               By:  /s/ Daniel Bass
                                    ---------------------------------
                                    Name:  Daniel Bass
                                    Title: Authorized Person

                               FORTRESS INVESTMENT HOLDINGS LLC

                               By:  /s/ Daniel Bass
                                    ---------------------------------
                                    Name:  Daniel Bass
                                    Title: Authorized Person

                               FORTRESS PRINCIPAL INVESTMENT HOLDINGS II LLC

                               By:  /s/ Daniel Bass
                                    ---------------------------------
                                    Name:  Daniel Bass
                                    Title: Authorized Person